Exhibit 10.1

AMENDMENT No. 1 TO EXECUTIVE OFFER LETTER

This Amendment No. 1 (“Amendment”) to the Offer Letter (“Offer Letter”) is entered into as of August 23, 2017 (the “Effective Date”) by and between PetMed Express, Inc. (“PetMed” or the “Company”) and Bruce S. Rosenbloom, Chief Financial Officer of PetMed (the “Executive”).

WHEREAS, PetMed and the Executive entered into the Offer Letter dated May 30, 2001, and PetMed and the Executive wish to amend the Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

So much of Paragraph 5 of the Offer Letter that reads “If the Company terminates your employment other than for cause, you will be entitled to three (3) months’ severance pay at your base salary at the time of your termination.” is hereby revised to read “If the Company terminates your employment other than for cause, you will be entitled to twelve (12) months’ severance pay at your base salary at the time of your termination.”

A new Paragraph 6 of the Offer Letter is as follows:

In the event that a change of control, as defined below, occurs, and within three months the Executive is not offered a commensurate position with a salary commensurate with the duties and responsibilities of the position and/or he chooses to terminate his employment with the Company, such termination shall be considered “with good cause” and the Executive shall be entitled to trigger paragraph 5 of the Offer Letter, as amended above. Provided however, Executive may not terminate the employment relationship for good cause in connection with a Change of Control without first providing the Company with written notice within sixty (60) days of the initial existence of the condition that Executive believes constitutes good cause in connection with a Change of Control specifically identifying the acts or omissions constituting the grounds therefor and a reasonable cure period of not less than thirty (30) days following the date of such notice.

For purposes of this Offer Letter and Amendment, a “Change in Control” of the Company shall mean a change in control (A) as set forth in Section 280G of the Internal Revenue Code or (B) of a nature that would be required to be reported in response to Item 1 of the current report on Form 8K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as:

(A) any “person”, other than the Executive, (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” ( as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities then having the right to vote at elections of directors; or,

(B) the individuals who at the commencement date of the Agreement constitute the Board of Directors cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two thirds of the directors then in office who were directors at the commencement of the Agreement; or

(C) there is a failure to elect three or more (or such number of directors as would constitute a majority of the Board of Directors) candidates nominated by management of the Company to the Board of Directors; or

(D) the business of the Company for which the Executive’s services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.

Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Offer Letter shall continue in full force and effect as provided therein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date set forth in the first paragraph of the Amendment.

PetMed Express, Inc.

Witness /s/ Alison Berges	By:	/s/ Menderes Akdag
Menderes Akdag,
CEO and President

Witness /s/ Alison Berges	The Executive:

/s/Bruce S.Rosenbloom
Bruce S. Rosenbloom